EXHIBIT 5.1

April 14, 2006

Unigene Laboratories, Inc.

110 Little Falls Road

Fairfield, NJ 07004

Re:	Unigene Laboratories, Inc.
Registration Statement on Form S-1

Gentlemen and Ladies:

We have acted as special counsel to Unigene Laboratories, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) being filed today by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale of up to 5,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), by Magnetar Capital Master Fund, Ltd. (“Magnetar”), consisting of: (i) up to 4,000,000 shares of Common Stock (the “Purchase Shares”) issued to Magnetar pursuant to a common stock purchase agreement, dated March 16, 2006, between the Company and Magnetar (the “Common Stock Purchase Agreement”); and (ii) up to 1,000,000 shares of Common Stock (the “Warrant Shares”) issuable to Magnetar upon the exercise of a warrant (the “Warrant”) issued to Magnetar pursuant to the Common Stock Purchase Agreement.

For purposes of this opinion, we have examined the Common Stock Purchase Agreement, the registration rights agreement between Magnetar and the Company dated March 17, 2006, and the Warrant.

We have also examined and relied on (a) the Registration Statement and the exhibits thereto; (b) the Company’s Certificate of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings as reflected in its minute and stock books; and (e) such other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that (i) the Purchase Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares have been duly authorized for issuance; and when issued and delivered by the Company to Magnetar upon exercise and against payment in full as provided in the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Opinion.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ Dechert LLP